BIOFORM ANNOUNCES FINANCIAL RESULTS FOR QUARTER ENDED MARCH 31, 2008, THIRD QUARTER OF FISCAL 2008

San Mateo, CA - May 1, 2008. --- BioForm Medical, Inc. (NASDAQ: BFRM) today announced its financial results for the quarter ended March 31, 2008, which is the Company's third quarter of fiscal year 2008. Net sales were $17.0 million for the quarter ended March 31, 2008 as compared to $12.4 million for the quarter ended March 31, 2007, an increase of $4.6 million or 36.3%. The net loss was $4.5 million for the quarter ended March 31, 2008 as compared to $3.6 million for the quarter ended March 31, 2007. Net sales for the nine months ended March 31, 2008 were $50.8 million, as compared to $32.1 million for the nine months ended March 31, 2007. The net loss was $9.5 million for the nine months ended March 31, 2008 as compared to $8.7 million for the nine months ended March 31, 2007.

Operating Results:
Domestic sales were $14.0 million for the quarter ended March 31, 2008 compared to $10.3 million for the quarter ended March 31, 2007, an increase of $3.7 million or 36.6%. International sales were $2.9 million for the quarter ended March 31, 2008, compared to $2.2 million for the quarter ended March 31, 2007, an increase of $0.7 million or 34.9%. The Company attributes the growth in revenue primarily to increased physician adoption since the aesthetics approval of Radiesse® dermal filler, the Company’s extensive clinical education programs, and the increase in direct sales personnel.

Gross profit was $13.7 million for the quarter ended March 31, 2008 as compared to $10.4 million for the quarter ended March 31, 2007, an increase of $3.3 million, or 32.3%. As a percentage of sales, gross profit for the quarter ended March 31, 2008 was 80.9% as compared to 83.4% for the quarter ended March 31, 2007. The decline in the gross profit margin was due primarily to a lower average selling price for Radiesse in the United States (primarily associated with customers increasing their average purchase quantities and qualifying for lower prices under our volume pricing programs), and increased costs associated with certain promotional programs offered during the quarter, offset partially by lower overhead and royalty expense per unit.

Operating expenses were $19.2 million in the quarter ended March 31, 2008 compared to $14.1 million in the quarter ended March 31, 2007. The increase in operating expenses was primarily attributable to an increase in sales and marketing costs as a result of the expansion of the Company's sales forces in the United States and Europe in early FY 2008, expansion of the company’s clinical education programs, and higher employee related expenses in research and development and general and administration.

Net loss per share applicable to common stockholders decreased to $0.10 for the quarter ended March 31, 2008 as compared to $0.88 for the quarter ended March 31, 2007, due primarily to the increase in the shares outstanding which resulted from the sale of 11.5 million common stock shares in our November 2007 initial public offering and the conversion of 30.4 million shares of preferred stock into common stock shares concurrent with this public offering.

“The March quarter, which is typically down from the December quarter, was lower for us this year than we had expected. We’ve seen early indications in April of weakness in the June quarter. We believe that rapidly declining consumer confidence is having a significant impact on discretionary spending and, consequently, our business. We have reduced our revenue guidance as a result,” stated Steve Basta, CEO of BioForm Medical. “We are taking steps both in the near-term and long-term to enable the Company to accelerate our revenue growth. In our core Radiesse business, one of the key near-term activities for the Company is the expansion of our clinical education team. We have found that clinical comfort using Radiesse, and the experience of seeing and understanding the benefits offered by Radiesse helps grow physician utilization. In addition to our efforts to stimulate growth in Radiesse revenue, we are broadening our product portfolio through business development activities. In the coming years, we expect contributions to our top-line growth from new product introductions, such as the recently announced ACI device, Aethoxysklerol, and BioGlue, each of which will be subject to certain regulatory review and approval requirements.”

Fiscal Year 2008 Revenue Guidance:
BioForm Medical is updating its revenue guidance for the full fiscal year 2008 ending June 30, 2008 to approximately $66 to 68 million in net sales.

ACI Transaction:
As previously announced on April 30th, 2008, BioForm Medical has acquired a facial aesthetic nerve ablation technology from Advanced Cosmetic Intervention, Inc for approximately $12 million cash, plus assumption of approximately $0.2 million of payables, future royalties and a potential sales-related milestone. The ACI device uses minimally-invasive bi-polar radiofrequency energy selectively to weaken nerve signal transduction. The use of this technology on nerves that control the muscles of the forehead may reduce the appearance of frown lines, or glabellar furrows. BioForm Medical expects to conduct clinical studies specifically intended to support an FDA application seeking clearance to distribute this product for the treatment of frown lines. The Company expects to also seek a CE mark and certain other international registrations of the ACI device for aesthetics indications.

Aethoxysklerol® Update:
The Phase III clinical trial of Aethoxysklerol, a sclerotherapy product for the treatment of spider and reticular veins, has completed patient treatment and follow-up, and BioForm’s partner, KREUSSLER, has initiated data analysis of the trial results. We expect that the New Drug Application (NDA) filing for this sclerotherapy product will be submitted in CY 2008. Data and results from this clinical trial are expected to be presented at scientific meetings in late CY 2008 or early CY 2009.

Conference Call:
BioForm Medical will hold a conference call today at 2:00 pm Pacific Time (5:00 p.m. Eastern Time) to discuss the financial results and guidance. The conference call will be webcast live on the Investor Relations section of BioForm Medical's website at http://www.bioform.com. The conference call may be accessed by dialing 877-591-4956 for callers in the U.S. and 719-325-4880 for international callers. Please notify the operator that you would like to join "BioForm Medical's Third Quarter Earnings Call" and provide the participant code "7284989", if prompted.

About BioForm Medical, Inc.:
BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm’s lead product is Radiesse®, a long-lasting dermal filler for use in facial aesthetics. BioForm is developing several future aesthetics products including a nerve ablation device for frown lines, a sclerotherapy treatment for spider veins, and a surgical adhesive for brow lifts.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the impact of discretionary spending on our business, the effectiveness of measures that BioForm will undertake to enhance revenue, including the timing and success of future product introductions, anticipated regulatory submissions, approvals or timelines for such, as well as financial guidance for fiscal year 2008 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties, which may cause BioForm Medical's actual results to differ materially from the statements contained herein. BioForm Medical's third quarter fiscal 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical's business and its financial results are detailed in its latest Form 10-Q as filed with the Securities and Exchange Commission on February 7, 2008. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact:
Adam Gridley
650.286.4025
Vice President, Corporate Development
BioForm Medical, Inc.

BIOFORM MEDICAL, INC.
SUMMARY STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007

Net sales	$16,954	$12,438	$50,771	$32,064
Cost of sales	3,232	2,065	9,104	5,868
Gross profit	13,722	10,373	41,667	26,196

Operating expenses:
Sales and marketing	14,347	11,015	39,210	26,403
Research and development	2,259	1,372	6,623	3,993
General and administrative	2,548	1,695	6,792	5,033
Total operating expenses	19,154	14,082	52,625	35,429

Other income (expense), net
Interest income, net	742	161	1,490	643
Other income, net	262	23	161	62
Loss before income taxes	(4,428)	(3,525)	(9,307)	(8,528)

Provision for income taxes	69	48	210	123
Net loss attributable to common stockholders	$(4,497)	$(3,573)	$(9,517)	$(8,651)

Net loss per common share, basic and diluted	$(0.10)	$(0.88)	$(0.36)	$(2.31)

Weighted-average number of shares used in per share calculation, basic and diluted	46,229	4,065	26,319	3,751

BIOFORM MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2008	June 30, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,822	$17,610
Accounts receivable, net of allowance for doubtful accounts of $742 at March 31, 2008 and $428 at June 30, 2007, respectively	10,831	7,725
Inventories	6,176	4,864
Prepaid royalties	1,513	―
Prepaid other	3,944	1,194
Other current assets	596	262
Total current assets	99,882	31,655

Property and equipment, net	8,684	5,741
Prepaid royalties	2,723	―
Other assets	210	103
Total assets	$111,499	$37,499
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,173	$3,754
Deferred revenues	474	446
Accrued royalty expenses	285	869
Other accrued liabilities	6,962	6,686
Capital lease obligations, current portion	32	20
Total current liabilities	9,926	11,775
Capital lease obligations, long-term portion	71	36
Total liabilities	9,997	11,811

Total stockholders’ equity	101,502	25,688
Total liabilities and stockholders’ equity	$111,499	$37,499